February 16, 2000

30 Kennedy Plaza                Ropes & Gray              One Franklin Square
Providence, RI 02803-2358    One International Place      1301 K Street, N.W.
(401) 455-4400        Boston, Massachusetts 02110-2624 Washington, DC 20005-3333
Fax: (401)455-4401            (617)951-7000              (202) 626-3900
                             Fax: (617) 951-7050         Fax: (202) 626-3961

Liberty Funds Trust III
One Financial Center
Boston, Massachusetts  02111


Ladies and Gentlemen:

         You have informed us that you propose to register under the Securities Act of 1933, as amended (the "Act"), and offer and sell from time to time shares of beneficial interest ("Shares") of the funds listed on Schedule A attached hereto (the "Funds"), each a series of Liberty Funds Trust III (the "Trust").

         We act as counsel for the Trust and are familiar with the actions taken by its Board of Trustees to authorize the issuance of the Shares. We have examined the Trust's Agreement and Declaration of Trust and amendments thereto on file at the office of the Secretary of the Commonwealth of Massachusetts (collectively, the "Agreement and Declaration of Trust") and the Trust's By-Laws. We have also examined such other documents as we deem necessary for the purpose of this opinion.

         We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.

         Based on the foregoing, we are of the opinion that the issue and sale by the Trust of an unlimited number of Shares of each Fund has been duly authorized under Massachusetts law. Upon the original issue and sale of any such authorized but unissued Shares and upon receipt by the Trust of the authorized consideration therefor in an amount not less than the applicable net asset value, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.



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Liberty Funds Trust III               -2-                     February 16, 2000


         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its Trustees. The Agreement and Declaration of Trust provides for indemnification out of the property of the particular Fund for all loss and expenses of any shareholder of such Fund held personally liable solely by reason of being or having been a shareholder of the Trust. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the particular Fund of which he or she is or was a shareholder would be unable to meet its obligations.

         We understand that this opinion is to be used in connection with the registration of an indefinite number of Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of your Registration Statement on Form N-1A relating to such offering and sale.

                                                     Very truly yours,

                                                     /s/ Ropes & Gray
                                                     Ropes & Gray


MHODMA.Active;8192881;1


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                                   Schedule A


     Colonial   Global   Equity  Fund
     Colonial   Select  Value  Fund
     Colonial   International  Horizons Fund
     Colonial   Strategic Balanced Fund
     The Colonial Fund
     Colonial Global  Utilities Fund
     Colonial  Federal  Securities Fund
     The Crabbe Huson Special Fund
     Crabbe Huson Small Cap Fund
     Crabbe Huson Real Estate Investment Fund
     Crabbe Huson Equity Fund
     Crabbe Huson Managed Income and Equity Fund
     Crabbe Huson Oregon Tax-Free Fund
     Crabbe Huson Contrarian Income Fund
     Crabbe Huson Contrarian Fund

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